Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and effective May 29, 2019 (“Effective Date”) by and between PARK CITY GROUP, INC., a Nevada Corporation and ReposiTrak, a Utah corporation (“collectively Company”) and JOHN R. MERRILL (“Executive”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment. Company hereby agrees to employ Executive as its Chief Financial Officer, Principal Accounting Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement. Executive’s duties shall be performed at the Company’s principal executive offices in Salt Lake City, Utah.

2. Duties of Executive. During the Employment Term of this Agreement as defined in Paragraph 5 (“Employment Term”), Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. Executive shall be responsible for duties typical of the office held by the Executive.

3. Compensation. Executive shall be paid compensation during the Employment Term as follows:

A.
A Base Salary of $18,750 per month ($225,000 annualized), payable in installments according to the Company’s regular payroll schedule.
B.
A bonus of up to 50% of Base Salary, payable quarterly, based on the following milestones: Personal (50%) Company (50%) both of which to be determined. Bonus is payable in either cash or stock at the election of Executive.
C.
19,800 restricted common shares granted on the Effective Date ($5.01 per share), which shall vest 6,600 shares per year of the Employment Term on the anniversary of the Effective Date.

4. Benefits.

A.  Holidays and Personal Time. Executive shall be entitled to paid holidays and personal time off in accordance with the Company’s holiday and personal time off policies but not less than twenty (20) days of each calendar year during the Employment Term, (as prorated for partial years) with the time and duration of any specific personal time off mutually and reasonably agreed to by the parties hereto.

B. Medical, Dental and Group Life Insurance. Company agrees to include Executive in group medical, dental, vision, ESPP, HSA, 401(k), and any other benefit plans of the Company. The group benefit plans are subject to change.

C. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including, but not limited to, business class air travel, hotels, meals and entertainment, etc. incurred by Executive in the performance of Executive’s duties. Company, at its expense, will also provide Executive a $300 per month stipend to Executive for cellular and other out of pocket costs.

5. Term, Termination and Severance.

A.  Employment Term of Agreement. The Employment Term of this Agreement shall commence on May 16, 2019 and shall terminate on May 15, 2022. Thereafter, the Agreement shall be reviewed and renewed upon the mutual agreement of Executive and Company. The Company and Executive agree to revisit this Agreement and Executive’s employment not later than 60 days prior to the termination date and Executive’s employment may be renewed or extended upon the mutual agreement of the Executive and the Company. If the Company and Executive take no action the terms of the Agreement shall remain in full force and effect.

B. Termination and Severance:

(I)
Definitions:

(i) “Cause” shall mean (a) Executive’s continued willful or deliberate violations of Executive’s obligations for thirty (30) days after Company has delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed his duties, (b) Executive’s commission of a felony, an act of fraud against the Company or the misappropriation of property belonging to the Company, or (c) Executive’s breaching in any material respect, the terms of the Proprietary Information clause of this Agreement between Executive and the Company, section 9, below.

(ii) “Involuntary Termination Other than for Cause” shall mean without the Executive’s express written consent (a) a reduction in Executive’s job title, (b) a substantial reduction in Executive’s duties, authority and responsibilities;(c) a substantial reduction in the Executive’s Base Salary of greater than 3% compared to Executive’s Base Salary in effect immediately prior to such reduction; (d) the relocation of the Executive to a facility or location more than thirty-five (35) miles from Executive’s present location; (e) any purported termination of the Executive by the Company that is not effected for Disability or Cause; or (f) the assumption or non-assumption of this Agreement by any successors of the Company.

(II)               Benefits Upon Involuntary Termination Other than for Cause. If Executive’s employment with the Company terminates as a result of an Involuntary Termination other than for Cause or at the end of the term of this Agreement, the Executive shall be entitled to receive the following:

(i) All restricted shares and other equity shall become one hundred percent (100%) vested.
(ii) Executive shall receive a cash payment equal to six (6) months of Executive’s Base Annual Salary at the time of the Executive’s highest compensation level.
(iii) Executive shall receive health benefits at least equal to his cost of COBRA for the six (6) months of the severance period.

6. Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive or for Cause by the Company, then Executive is not eligible for additional payments beyond amounts already earned and/or restricted shares, or PTO already vested at that time (except if the Company elects to enforce Executive’s noncompetition agreement in section 10(A), below ). If Executive voluntarily terminates his employment with the Company, he shall provide written notice to the Company Chief Executive Officer at least fourteen (14) days prior to terminating such employment.

7. Death or Disability. If Executive’s employment terminates by reason of Death or “Disability,” defined as Executive’s failure to perform his material duties due to a physical or mental injury, infirmity or incapacity for 90 consecutive days (including weekends and holidays) in any 365-day period Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination; (ii) any unpaid bonus earned prior to the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments or benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or benefit plan or program or grant of this Agreement (collectively, "Accrued Amounts").

8. Proprietary Information. During the term of this Agreement and thereafter, Executive shall not, without the prior written consent of the Company’s Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or its subsidiaries) any confidential information or proprietary data of the Company.

9. Non-Competition/Non-Solicitation/Non-Disparagement.

A.           Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor the Company during the six (6) six months following the termination of Executive’s employment, would cause substantial and irreparable harm to the Company. Thus, to protect the Company’s goodwill, trade secrets and confidential information, Executive agrees and acknowledges that Executive will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participation in the financing, operation, management or control of, any person, firm corporation or business that competes with Company in the Salt Lake City Area Metro at the Company’s election. If the Company elects to enforce this non-competition provision, it shall notify Executive in writing and provide Executive a cash payment equal to six (6) months of Executive’s Base Annual Salary at the time of the Executive’s highest compensation level.

B. For a period of six (6) months following Executive’s separation from the Company, Executive shall not solicit any employee, customer, supplier or consultant of the Company to engage in any business activity with or at the behest of Executive.

C. The Company and Executive agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the other party (including, its employees, directors and officers).

10. Assignment. This Agreement and all rights under this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representative, executors, administrators, heirs, distributes, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without consent of the other (which consent will not be unreasonably withheld), assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.

13.    Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or if earlier (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Executive:	John R. Merrill
P.O. Box 982852
Park City, Utah 84098

If to the Company:	Attn: Chairman or General Counsel
Park City Group, Inc.
5282 South Commerce Dr., Suite D292,
Murray, UT 84107

Or such other addresses or to the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

14.             Notice of Termination by the Company. Any termination by the Company of Executive’s employment with the Company shall be communicated by a written notice of termination to Executive at least fourteen (14) days prior to the date of such termination (or at least 90 days prior to the date of termination by reason of Executive’s Disability). Such notice shall indicate the specific termination provision or provision in this Agreement relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the indicated provisions, and shall specify the termination date.

15.             Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

16.             Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17.             Applicable Law. This Agreement shall be governed by and construed in accordance with the laws, of the State of Utah.

18.             Attorneys’ Fees. The prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in any action related to enforcement of this Agreement.

19.            Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

Park City Group, Inc.

By: /s/ Randall K. Fields	/s/ John R. Merrill
Randall K. Fields	John R. Merrill
Chairman of the Board

Date May 29, 2019	Date May 29, 2019